AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

     This Amendment dated as of June 1, 2004, is to the Investment Management Agreement made as of the 30th day of October, 1992 and amended and restated as of the 25th day of December, 1994 and the 21st day of December, 1995 (the "Agreement") by and between Templeton Global Advisors Limited, a U.S. registered investment adviser and a Bahamian corporation (the "Manager"), and Templeton Growth Fund, Inc. (the "Fund").

                                   WITNESSETH:

     WHEREAS, both the Manager and the Fund wish to amend Paragraph 4 of the Agreement; and

     WHEREAS, the Board of Directors of the Fund, including a majority of the Independent Directors of the Fund present in person, approved the following amendment at a meeting called for such purpose on May 13, 2004.

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund's daily net assets, as listed below, payable at the end of each calendar month:

     0.630%, up to and including $1 billion
     0.615% over $1 billion, up to and including $5 billion 0.600% over $5 billion, up to and including $10 billion 0.580% over $10 billion, up to and including $15 billion 0.560% over $15 billion, up to and including $20 billion 0.540% over $20 billion

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.



                                    TEMPLETON GLOBAL ADVISORS LIMITED



                                    By:/s/GREGORY E. MCGOWAN
                                       ----------------------------------------
                                       Gregory E. McGowan
                                       Executive Vice President and Secretary


                                    TEMPLETON GROWTH FUND, INC.



                                    By:/s/MURRAY L. SIMPSON
                                       ----------------------------------------
                                       Murray L. Simpson
                                       Vice President and Assistant Secretary